Exhibit 4.1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E13302042021-1
Barbara K. Cegavske	Filing Number 20211975116
Secretary of State State Of Nevada	Filed On 12/22/2021 4:26:00 PM
	Number of Pages 2

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☒ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Soluna Holdings, Inc. Entity or Nevada Business Identification Number (NVID): NV20212050777
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: 9.0% Series A Cumulative Perpetual Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ✓ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Certificate, Amendment or Withdrawal of Designation: 1. Pursuant to Section 2 of the Certificate of Designations, Preferences and Rights of 9.0% (cont'
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 12/22/2021

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 1/1/2019

Certificate, Amendment or Withdrawal of Designation

1.	Pursuant to Section 2 of the Certificate of Designations, Preferences and Rights of 9.0% Series A Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) of Soluna Holdings, Inc. (formerly known as Mechanical Technology, Incorporated) filed on August 18, 2021, filing number 20211688409 (the “Certificate of Designations”), the first sentence of Section 2 of the Certificate of Designations is hereby deleted in its entirety and replaced with the following:

“The number of authorized shares of Series A Preferred Stock initially is 3,640,000.”

The above amendment was approved by resolution of the Board of Directors of the Corporation, without the vote or consent of the holders of the Series A Preferred Stock, as permitted by and in accordance with Section 2 of the Certificate of Designations and Paragraph 10 of the Corporation’s Amended Articles of Incorporation, which provides that “The Board of Directors of the Corporation is vested with the right, without obtaining stockholder approval thereof, to issue the shares of preferred stock, from time to time, in one or more series and to fix the number of shares and determine for each such series such voting powers, designations, preferences, and relative participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares as may be permitted by the Nevada Revised Statutes. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of such series then outstanding) the number of shares of any series subsequent to the issued of shares of that series. In the event the number of shares of any series is decreased, the shares no longer designated as shares of such series shall resume the status of “blank check” preferred stock and may be designated, again, as a new series of preferred stock by the Board of Directors.”